Exhibit 99.1

Banyan Acquisition Corporation Announces Pricing of Upsized $210 Million Initial Public Offering

Northbrook, Illinois, January 19, 2022 (BUSINESS WIRE) – Banyan Acquisition Corporation (the “Company”) today announced the pricing of its upsized initial public offering of 21,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “BYN.U” beginning January 20, 2022. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NYSE under the symbols “BYN” and “BYN.WS,” respectively. The offering is expected to close on January 24, 2022, subject to customary closing conditions.

Banyan Acquisition Corporation, led by CEO, Keith Jaffee, and Chairman, Jerry Hyman, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on businesses within the foodservice industry.

BTIG, LLC is acting as the sole bookrunner for the offering. I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,150,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 19, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Banyan Acquisition Corporation

Contact: Keith Jaffee

Keith@banyanacquisition.com